Exhibit 3.2

State of Missouri Jason Kander, Secretary of State Corporations Division PO Box 778 I 600 W. Main St., Rm.322 Jefferson City, MO 65102

Statement of Correction for a
General Business or Nonprofit Corporation

(Submit with filing fee of $10.00)

1.              The name of the corporation is Epiq Systems, Inc. Charter # 00317180

2.              The state/country under whose laws it was organized is: Missouri

3.              Type of document being corrected (or filed copy attached): Certificate of Designation

4.              The error is corrected as follows: In the second paragraph of the Certificate of Designation of Participating Preferred Stock, Series A of Epiq Systems, Inc. filed September 18, 2014, titled RESOLVED, the words “par value $0.01 per share (the “Preferred Stock”)”, are corrected to read “par value $1.00 per share (the “Preferred Stock”).”

5.              The reason for such correction is: The Certificate of Designation filed on September 18, 2014 contained an inadvertent typographical error listing the par value of the Participating Preferred Stock, Series A as $0.01 per share, whereas the par value of Participating Preferred Stock, Series A is actually $1.00 per share.

6.              Date the original document was filed with the Missouri Secretary of State: September 18, 2014

In Affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ Jayne L. Rothman	Jayne L. Rothman	Vice President	October 22, 2014
Authorized signature	Printed Name	Title	Date

Name and address to return filed document:

Name:

Address:

City, State, and Zip Code: